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                 Consent of Independent Auditors
                 _______________________________


The Board of Directors
Aetna Life and Casualty Company:


We consent to incorporation by reference in the Registration Statements (No. 33-12993 on Form S-3, No. 33-49543 on Form S-3, No. 33-50427 on
Form S-3, No. 33-52819 and No. 33-52819-01 on Form S-3, No. 2-91514 on
Form S-8 and No. 2-73911 on Form S-8) of Aetna Life and Casualty Company of our reports dated February 7, 1995, relating to the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994, which reports appear in or are incorporated by reference in the December 31, 1994 annual report on Form 10-K of Aetna Life and Casualty Company.

Our reports refer to changes in 1993 in the Company's accounting for certain investments in debt and equity securities, reinsurance of short-duration and long-duration contracts, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts and to changes in 1992 in the Company's accounting for income taxes and postretirement benefits other than pensions.




                            By  /s/ KPMG Peat Marwick LLP
                                    _____________________
                                       (Signature)
                                    KPMG Peat Marwick LLP


Hartford, Connecticut
March 17, 1995